                              NEWS RELEASE

FOR IMMEDIATE RELEASE                                  Contact John W. Corey
                                                    President
                                                       (765) 742-1064



             LSB Financial Corp. Announces Record Year-End Results,
              An Increase in Cash Dividend and a 5% Stock Buy-Back
            -------------------------------------------------------

     LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the year and quarter ending December 31, 1997. Earnings per share for the fourth quarter of 1997 were $0.49 or a 28.9% increase over the $0.38 per share reported for the same quarter in 1996. Net income for the fourth quarter of 1997 was $434,000, up $91,000 or 26.5% over the same period in 1996. Diluted earnings per share for the year ended December 31, 1997 were $1.77, compared to $0.95 for 1996. Per share data for 1996 has been restated for the effect of the 5% stock dividend distributed on June 30, 1997. Net income for the year ended December 31, 1997 was $1.6 million, up $690,000 over net income for 1996, although this comparison is skewed by an $800,000 provision for loan losses taken in the second quarter of 1996 to proactively address the potential impact on the Bank of the filing for Chapter 11 Bankruptcy protection by the Bennett Funding Group, Inc. Net interest income increased by $824,000 or 14.4% for the year ended December 31, 1997 compared to the same period in 1996. Other factors affecting the change in net income included a $119,000 increase in deposit account service charges and a $59,000 increase in net gains on the sale of mortgage loans, offset by a $491,000 increase in income tax expense and by a $600,000 increase in non-interest expenses due largely to the opening of a new branch. LSB's total assets grew to $207 million, an increase of $22 million or 11.9% from December 31, 1996. Net loans increased $19.3 million or 12.1% for the year funded entirely by deposits which increased by $20.7 million, or 17.7% over the same period.

    The Company announced today that it will pay a quarterly cash dividend of 10 cents per share on March 6, 1998, to shareholders of record as of February 16, 1998, representing a 17.6% increase over the 8.5 cents per share dividend paid last quarter. Further, the company announced that it will continue its share repurchase program by reacquiring up to 5% of its outstanding stock.

     LSB President and CEO John W. Corey stated, "We are pleased with the results of our third year as a stock company and especially pleased with the 28.9% increase in earnings per share for the fourth quarter of 1997, as with the 17.7% deposit growth. We continue to successfully execute our strategic plan to make effective use of our additional capital by prudently growing the Bank, focusing on growing our loan portfolio while increasing both residential and commercial market share, and growing our retail deposit base. An indication of this success can be seen in our capital ratio which has decreased from 11.4% at December 31, 1995, the year of our stock conversion, to 8.58% at December 31, 1997. This, along with the increase in our cash dividend payment to $0.10 per share and the announcement of our latest repurchase plan show that our focus and plans for the sustained increase of shareholder value continue to be on pace."

     The closing price of LSB stock on December 31, 1997, was $28.50 per share as reported by the NASDAQ National Market.

                 (Dollars in thousands, except per share data)

                        SELECTED FINANCIAL CONDITION DATA

                             LSB FINANCIAL CORP.

                                  December 31,          December 31,
                                  -----------           ------------
Dollars in thousands                  1997                  1996
                                   ---------              --------
Total Assets                       $206,584               $184,607
Loans Receivable, net               178,532                159,215
Available-for-Sale Securities         7,863                  6,546
Short-term Investments                5,580                  5,410
Deposits                            137,686                116,949
Total Borrowings                     50,189                 50,220

Shareholders' Equity (net)           17,734                 16,795


                          SELECTED OPERATIONS DATA

                                Three months ended         Year ended
                                   December 31:            December 31:
                                ------------------        -------------
                                 1997      1996          1997      1996
                               -------    ------        ------    ------

Total Interest Income           $4,029    $3,546       $15,249    $13,247
Total Interest Expense           2,293     2,040         8,708      7,530
                                ------    ------       -------    -------
  Net Interest Income            1,736     1,506         6,541      5,717
Provision for Loan Losses            0         0            72        800
                                ------    ------       -------    -------
Net Interest Income after
   provision                     1,736     1,506         6,469      4,917
Deposit Account Service Charges    136        83           445        326
Gain on Sale of Securities           0        (1)            0          7
Gain on Mortgage Loans
  Originated for Sale               75        76           243        184
Other Non-interest Income           70        69           236        178
                                ------    ------       -------    -------
  Total Non-Interest Income        281       227           924        695

Total Non-Interest Expense       1,278     1,148         4,787      4,187
                                ------    ------       -------    -------
Income before Income Taxes         739       585         2,606      1,425
Income Tax Expense                 305       242         1,040        549
                                ------    ------       -------    -------
  Net Income                      $434      $343        $1,566       $876
                                ======    ======       =======    =======

Diluted Earnings per Share       $0.49     $0.38         $1.77      $0.95
                                 =====     =====         =====      =====
Book value per share            $20.64    $19.10        $20.64     $19.10
                                ======    ======        ======     ======